Exhibit 99.(h)(11)

Dated: June 17, 2008

AMENDED SCHEDULE A TO THE
SHAREHOLDER SERVICES AGREEMENT
BETWEEN
TD ASSET MANAGEMENT USA FUNDS INC.
AND
TD COMMERCE BANK N.A.

Schedule A

Portfolio	Class	Fee
		(as a percentage of
		average daily net assets)
TDAM Institutional Money
Market Fund	Institutional Service	0.25%
	Institutional Commercial	0.25%

TDAM Institutional U.S.
Government Fund	Institutional Service	0.25%
	Institutional Commercial	0.25%

TDAM Institutional Treasury
Obligations Money Market Fund	Institutional Service	0.25%
	Institutional Commercial	0.25%

TD ASSET MANAGEMENT USA FUNDS INC.

By:	/s/ David Hartman

TD COMMERCE BANK N.A.

By:	/s/ Fernando Garip